MARCUMBP
ACCOUNTANTS ▲ ADVISORS
麦楷博平

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of JMax International Limited on Form F-1 Amendment # 1 (File Number 333-225028) of our report dated May 18, 2018, with respect to our audits of the consolidated financial statements of JMax International Limited as of March 31, 2017 (Successor) and 2016 (Predecessor) and for the year ended March 31, 2016 (Predecessor) and the period from April 1, 2016 to January 10, 2017 (Predecessor) and the period from January 11, 2017 to March 31, 2017 (Successor), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

July 2, 2018